Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated April 28, 2014

Fantex, Inc.

Beginning on April 22, 2014, several emails were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporters from each of MMQB and Forbes (together, the “Emails”). The Emails reference the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) and the Fantex Series Arian Foster Convertible Tracking Stock (“Fantex Series Arian Foster”) of Fantex, Inc. (the “Vernon Davis Offering” and the “Arian Foster Offering” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-192476 and 333-191772, respectively), as amended (the “Vernon Davis Registration Statement” and the “Arian Foster Registration Statement” respectively, and collectively the “Registration Statements”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

The emails attached as Annex A were exchanged between the Company and reporter Andrew Brandt of MMQB on April 22, 2014 (the “MMQB Emails”). The emails attached as Annex B were exchanged between the Company and reporter Darren Heitner of Forbes on April 25, 2014 (the “Forbes Emails”).

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into such Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

MMQB Emails

•                  In the MMQB Emails, Mr. French refers to “the Arian Foster offering.” Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract. Holders of shares of the Company’s Fantex Series Arian Foster will have no direct investment in Arian Foster, his brand or the Brand Agreement effective as of February 28, 2013, by and between Arian Foster, The Ugly Duck, LLC and the Company (the “Arian Foster Brand Contract”). An investment in a tracking stock will represent an ownership interest in the Company. The Company is offering Fantex Series Arian Foster, a tracking stock intended to track and reflect the separate economic performance of the Arian Foster brand.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, plans and the trends that may affect the Company, Vernon Davis or Arian Foster. The Company generally identifies forward-looking statements by words such as “should,” “expect,” “may,” “will” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails dated April 22, 2014 between Fantex, Inc. and Andrew Brandy of MMQB

Publication: MMQB

Reporter: Andrew Brandt

Date: 4/22/14

Email (from Andrew Brandt/MMQB to Aaron Bensoua/Finn Partners)

Date: 4/22/14

Time: 11:03 AM ET

Can you give me an update on Arian Foster? Thanks Aaron.

Andrew

Email (from Aaron Bensoua/FP to Andrew Brandt/MMQB)

Date: 4/22/14

Time: 12:14 PM ET

Hi Andrew,

Here is the official response from Buck French, CEO & Co-Founder of Fantex:

“We postponed the Arian Foster offering after he got injured, since it wasn’t the best time to go out and market a security tied to a cash flow when he was put on IR. Now that he’s back and cleared to play, we’ll revisit the transaction once OTA’s start.”

Let me know if you need any other info. We’re happy to help.

Best,

Aaron

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus.

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Annex B

Emails dated April 25, 2014 between Fantex, Inc. and Darren Heitner of Forbes

Publication: Forbes

Reporter: Darren Heitner

Date: 4/25/14

Email (from Darren Heitner/Forbes to Aaron Bensoua/Finn Partners)

Date: 4/25/14

Time: 9:00 AM ET

Any updates now that reservation period is closed?

Email (from Aaron Bensoua/FP to Darren Heitner/Forbes)

Date: 4/25/14

Time: 12:38 PM ET

Hi Darren,

The official update from Fantex is that everything is still on track as of this morning. We stopped taking new reservations last night but investors are still able to modify or cancel share orders and deposit funds today. The reservation period is scheduled to close this evening at 5pm ET with the marketplace on track to open for trading Monday morning.

I’ll make sure to send you an early heads up on Monday with an update.

Best,

Aaron

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus. This e-mail will be publically filed with the SEC.

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